Exhibit 10.1
EXECUTION VERSION
EXECUTIVE TRANSITION
AGREEMENT
     THIS EXECUTIVE TRANSITION AGREEMENT (the “Agreement”), entered into as of November 20, 2011 (“Signing Date”), is between TRANSATLANTIC HOLDINGS, INC., a Delaware corporation (the “Company”) and ROBERT F. ORLICH (the “Executive”).
     The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to enter into a Transition Agreement with Executive on the terms set forth herein to assure that the Company will have the continued dedication of Executive for a period of time following the Signing Date. The Board believes it is an important corporate goal and in the interests of the Company’s stockholders to foster a smooth transition of leadership and management of the Company. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.
     NOW, THEREFORE, IT IS AGREED AS FOLLOWS:
1. Term. The term of this Agreement shall commence on the Signing Date and shall continue until the earlier of the following: (a) December 31, 2011 (the applicable date hereinafter referred to as the “Resignation Date”) or (b) the mutually agreed upon termination of the Agreement by Executive and the Company. Notwithstanding the termination of the Term, Executive shall continue to be entitled to the benefits as provided in Sections 2(b)(i), 2(c)(i)-(iv), 3(a)-(d) and 14(g).
2. Continued Services; Resignation.
     (a) Subject to the terms of this Agreement, Executive will remain employed as an employee of the Company and provide such services as requested by the Board, from time to time, until the Resignation Date, as of which date Executive’s employment will terminate for all purposes. Prior to the Resignation Date, Executive shall devote commercially reasonable business time and efforts to the matters on which his advice and consultation are requested.
     (b) As consideration for entering into and complying with the terms of this Agreement and for his continued services, Executive shall be entitled to all of the following for the duration of his employment with the Company:
     (i) Executive’s compensation arrangements, including but not limited to: base salary, cash incentive bonuses, the terms of all outstanding equity award agreements (for purposes of this Agreement, references to equity award agreements, or equity awards, unless otherwise provided herein, shall include references to stock options, Restricted Stock Units and Performance Restricted Stock Units) and Executive’s severance benefits, all as in effect immediately prior to the Signing Date, shall remain in effect without change, except in accordance with the terms of such compensation arrangements or as provided in this Agreement or otherwise agreed to by Executive. Executive’s benefits, including but not limited to retirement, welfare and fringe benefits, indemnification protection and coverage under directors’ and officers’ liability insurance policies, all as in effect immediately prior to the Signing Date, shall remain in effect without change, except as provided in this Agreement or in accordance with the terms of such benefit plans, programs, policies and/or arrangements (provided that any such change may not be adopted for the purpose of disproportionately reducing Executive’s benefits compared to those of other executive officers of the Company participating in such benefit plan, program, policy or arrangement) or as otherwise agreed to by Executive.
     (ii) The Company shall continue to pay for Executive’s automobile lease and related expenses in accordance with the terms of the Company’s standard policy, as in effect immediately prior to the Signing Date.
     (iii) Executive shall be provided with an office at the Company’s Stamford, Connecticut facilities upon which the parties mutually agree, and the administrative and office support and communications capabilities that are usual and customary for an officer of the Company.
     (iv) Executive will be entitled to retain his Company-issued computer.
     (c) As consideration for entering into and complying with the terms of this Agreement and for his continued services, if Executive continues to serve the Company through the Resignation Date or his employment is terminated without Cause prior to such date (subject to Executive’s execution and non-revocation of and compliance with the Release and Restrictive Covenant Agreement attached hereto as Exhibit A (the “RRCA”)), Executive shall be entitled to the following after the Resignation Date (or the earlier date of Executive’s termination without Cause, if any):
     (i) until December 31, 2013, the Company shall continue to pay for Executive’s automobile lease and related expenses in accordance with the terms of the Company’s standard policy, as in effect immediately prior to the Signing Date;
     (ii) until December 31, 2013, Executive shall be provided with an office at the Company’s Stamford, Connecticut facilities upon which the parties mutually agree, and the administrative and office support and communications capabilities that are usual and customary for an officer of the Company;
     (iii) Executive will be entitled to keep his Company-issued computer. Prior to Executive’s termination of employment with the Company, Executive and the Company’s Information Technology department shall make arrangements for the IT department to inspect Executive’s computer to ensure that after Executive is no longer providing services to the Company, Executive no longer has access to the Company’s Confidential Information (as defined below) and has not retained any Confidential Information. “Confidential Information” shall mean information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other, proprietary and confidential information relating to the business of the Company (including any subsidiaries or affiliates of the Company) or customers, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof). Notwithstanding the foregoing or otherwise, Executive shall be entitled to retain his personal papers, contact lists and material, any documents or information relating to his compensation or rights as a shareholder of the Company, any information relating to reimbursement of his expenses and any information reasonably necessary for preparation of his tax returns. Notwithstanding the foregoing, to the extent Executive continues to serve on the Board after the Resignation Date, Executive shall be entitled to retain whatever information is reasonably necessary for him to provide such service until the date that such service ends; and
     (iv) Executive will continue to be entitled to an annual physical through the end of Executive’s Severance Period, which shall be performed in accordance with the terms and conditions of the Company’s standard policy.
     (d) Executive will execute such documents as are requested by the Company to evidence his resignation from all offices, directorships and positions on committees he holds with the Company, effective as of the Resignation Date, or, if earlier, the date upon which his employment with the Company terminates; provided, however, that Executive shall not be required to resign as a director of the Company and may continue to serve on the Board after the Resignation Date. Any such continued service as a director of the Company shall not have any impact on Executive’s rights and obligations under this Agreement. Executive shall be entitled to the same cash compensation as that paid to other directors of the Company who are not employees of the Company (“Non-Employee Directors”) for periods of service following the Resignation Date and shall also be entitled to receive any equity compensation awards granted to Non-Employee Directors of the Company after the Resignation Date.
3. Separation Benefits. (a) The parties hereto agree that Executive shall resign his employment with the Company on the Resignation Date for Good Reason, if he is then employed by the Company, and shall receive the benefits to which he is entitled to receive upon such resignation under the terms of the Company’s severance pay arrangements in which Executive is a party or in which he participates, including, but not limited to the Transatlantic Holdings, Inc. Executive Severance Plan (the “Severance Plan”) and the severance provisions of any outstanding equity award agreements, all as modified by this Agreement. For avoidance of doubt, upon the Resignation Date, Executive shall be deemed to have resigned for Good Reason under the Severance Plan and Executive shall be entitled to the benefits payable under the Severance Plan upon a termination with Good Reason, including, but not limited to, the following benefits under the Severance Plan (subject to the terms and conditions set forth in the Severance Plan, as modified by this Agreement, including the restrictive covenants and provisions regarding duplication of benefits described therein and releases provided by the RRCA) and the RRCA shall supersede any other such agreement, or agreements, between the Company and Executive with respect to the subject matter addressed by the RRCA: (i) accrued wages and expense reimbursements; (ii) severance pay installments in the aggregate amount of $6,131,250, taking into consideration Executive’s 30-month Severance Period (as defined in the Severance Plan); (iii) additional vesting during the Severance Period and other enhanced terms under the Company’s equity compensation plans and programs, including the Partners Plan and Senior Partners Plan; (iv) continued health coverage and participation in the Company’s retiree health benefits; (v) additional non-qualified pension credits; and (vi) continued life insurance and participation in the Company’s retiree life benefits. Executive shall also be entitled to the benefits set forth in Section 2(c), subject to compliance with his obligations under Sections 2(c) and 2(d). The parties further agree that the provisions of this Section 3(a) shall apply upon the closing of any transaction that constitutes a “Change in Control” as defined in the Company’s 2009 Long-Term Equity Incentive Plan that occurs on or before the Resignation Date (“Change in

Control”) and that for purposes of any such transaction, the closing date of such transaction shall be treated as Executive’s Resignation Date.
     (b) The parties hereto further agree that, notwithstanding any terms of the Severance Plan or any other severance arrangement of the Company to the contrary, upon the Resignation Date Executive shall be deemed to have resigned for Good Reason in accordance with the Severance Plan, in either case without any affirmative action on his part. In particular, to the extent that the Severance Plan or other severance arrangement requires the Executive to notify the Company in writing within thirty (30) days (or other specific time period) after the initial occurrence of the event or events giving rise to a resignation for Good Reason, requires the Executive to provide the Company with specific details of the events that Executive believes constitute Good Reason, and permits the Company to have a 30-day period to cure after receipt of Executive’s written notice of resignation for Good Reason; the Company hereby waives any and all rights that it may have to such notice or to cure such event or to challenge Executive’s entitlement to receive any benefits provided under the terms of the Severance Plan or other severance arrangement on account of any of the items previously enumerated, so long as Executive’s resignation for Good Reason occurs no later than the Resignation Date. The parties hereto further agree that upon the Resignation Date, Executive will be deemed to have resigned for Good Reason pursuant to the terms of any terms of any outstanding equity award agreement as of the Resignation Date. The parties further agree that the provisions of this Section 3(b) shall apply upon the closing of any transaction that constitutes a Change in Control that occurs on or before the Resignation Date, so long as Executive continues to serve the Company through such closing date.
     (c) If Executive continues to serve the Company through the Resignation Date or his employment is terminated without Cause prior to such date, Executive shall be entitled to exercise any of his vested stock options until the expiration of their maximum terms as specified in Executive’s stock option agreements, not taking into consideration any prior termination of employment with the Company and his Restricted Stock Units, Performance Restricted Stock Units and stock options will be treated no less favorably than the most favorable basis applicable in the case of a resignation with Good Reason or a Retirement under the Severance Plan and/or the applicable equity award agreements or plans. For the sake of clarity, (a) Retirement for this purpose means a Retirement at or after age 65 for which purpose Executive’s age shall be deemed to be his age after taking into account any age and service credits provided under the terms of the Severance Plan and (b) the term “vested stock options” shall include options that vest in accordance with Section IV(C) of the Severance Plan. The parties further agree that the provisions of this Section 3(c) shall apply upon the closing of any transaction that constitutes a Change in Control that occurs on or before the Resignation Date, so long as Executive continues to serve the Company through such closing date.
     (d) If Executive’s employment is terminated without Cause prior to the Resignation Date, Executive will receive the same entitlements and be subject to the same conditions and restrictions under this Agreement as if he had worked through the Resignation Date and his employment then terminated with Good Reason on such date (including, without limitation, treatment of his equity awards).
4. Non-Exclusivity of Rights. Nothing in this Agreement (a) shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which Executive may qualify or (b) shall limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company or any of its affiliated companies, except to the extent this Agreement explicitly provides for such limitation. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the date Executive terminates his employment with the Company shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
5. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.
6. Parachute Limitation.
     Notwithstanding anything to the contrary in this Agreement, any other agreement between Executive and the Company or any other plan maintained by the Company, if there is a 280G Change in Control (as defined in Section 6(g)(i)), the following rules shall apply:
     (a) Except as otherwise provided in Section 6(b), if it is determined in accordance with Section 6(d) that any portion of the Payments (as defined in Section 6(g)(ii)) that otherwise would be paid or provided to Executive or for his benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (which excise tax is referred to herein as the “Excise Tax”), then such Payments shall be reduced by the smallest total amount necessary in order for the aggregate present value of all such Payments after such reduction, as determined in accordance with the applicable provisions of section 280G of the Code and the regulations issued thereunder (“Section 280G”), not to exceed the Excise Tax Threshold Amount (as defined in Section 6(g)(iii).
     (b) No reduction in any of Executive’s Payments shall be made pursuant to Section 6(a) if it is determined in accordance with Section 6(d) that the After Tax Amount of the Payments payable to the Executive without such reduction would exceed the After Tax Amount of the reduced Payments payable to him in accordance with Section 6(a). For purposes of the foregoing, (i) the “After Tax Amount” of the Payments, as computed with, and as computed without, the reduction provided for under Section 6(a), shall mean the amount of the Payments, as so computed, that Executive would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or any other excise taxes, any Medicare or other employment taxes, and any other taxes) imposed on such Payments in the year or years in which payable; and (ii) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.
     (c) Any reduction of Executive’s Payments required to be made pursuant to Section 6(a) (the “Required Reduction”) shall be made as follows: first, any Payments that became fully vested prior to the 280G Change in Control and that pursuant to paragraph (b) of Treas. Reg. §1.280G-1,

Q/A 24 are treated as Payments solely by reason of acceleration of their originally scheduled dates of payment shall be reduced, by cancellation of the acceleration of their dates of payment, second, any severance payments or benefits, performance-based cash or equity incentive awards, or other Payments the full amounts of which are treated as contingent on the 280G Change in Control pursuant to paragraph (a) of Treas. Reg. §1.280G-1, Q/A 24, shall be reduced; and third, any cash or equity incentive awards, or nonqualified deferred compensation amounts, that vest solely based on Executive’s continued service with the Company, and that pursuant to paragraph (c) of Treas. Reg. §1.280G-1, Q/A 24 are treated as contingent on the Change in Control because they become vested as a result of the Change in Control, shall be reduced, first by cancellation of any acceleration of their originally scheduled dates of payment (if payment with respect to such items is not treated as automatically occurring upon the vesting of such items for purposes of Section 280G) and then, if necessary, by cancelling the acceleration of their vesting. In each case, the amounts of the Payments shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced only to the extent necessary to achieve the Required Reduction.
     (d) A determination as to whether any Excise Tax is payable with respect to Executive’s Payments, and if so, as to the amount thereof, and a determination as to whether any reduction in Executive’s Payments is required pursuant to the provisions of Sections 6(a) and (b), and if so, as to the amount of the reduction so required, shall be made by no later than the date of the 280G Change in Control, or as soon thereafter as administratively practicable. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent tax professional (the “Auditor”) selected by the Company, all of whose fees and expenses shall be borne and directly paid solely by the Company.
     (e) If, notwithstanding any reduction in the Executive’s Payments made pursuant to Section 6(a) or otherwise, the IRS subsequently asserts that Executive is liable for Excise Tax with respect to such Payments, the Payments then remaining to be paid or provided to Executive shall be further reduced as provided in Section 6(a), and (if still necessary after such further reduction) any Payments already made to Executive shall be repaid to the Company, to the extent necessary to eliminate the Excise Tax asserted by the IRS to be payable by Executive. Any such further reduction or repayment (i) shall be made only if the IRS agrees that such further reduction or repayment will be effective to avoid the imposition of any Excise Tax with respect to Executive’s Payments as so reduced or repaid and agrees not to impose such Excise Tax against Executive if such further reduction or repayment is made, and (ii) shall be made in the manner described in Section 6(c).
     (f) Notwithstanding anything to the contrary in the foregoing provisions of this Section 6, if (i) Executive’s Payments have been reduced pursuant to Section 6(a) and the IRS nevertheless subsequently determines that Excise Tax is payable with respect to the Executive’s Payments, and (ii) the After Tax Amount of the Payments payable to the Executive, determined without any such further reduction or repayment, and without any initial reduction as provided in Section 6(a), would exceed the After Tax Amount of the Payments payable to him as reduced in accordance with Section 6(a), then (A) no such further reduction or repayment shall be made with respect to Executive’s Payments pursuant to Section 6(e), and (B) the Company shall pay to Executive an amount equal to the reduction in Executive’s Payments that was initially made pursuant to Section 6(a). Such amount shall be paid to Executive in a cash lump sum by no later than the 15th day of the third month following the close of the calendar year in which the IRS makes its final determination that Excise

Tax is due with respect to Executive’s Payments, provided that by such day Executive has paid the Excise Tax so determined to be due.
     (g) For purposes of the foregoing, the following terms shall have the following respective meanings:
          (i) “280G Change in Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with section 280G(b)(2) of the Code and the regulations issued thereunder.
          (ii) “Payments” shall mean any payment or benefit in the nature of compensation that is to be paid or provided to Executive or for his benefit in connection with a 280G Change in Control, to the extent that such payment or benefit is “contingent” on the 280G Change in Control within the meaning of section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder.
          (iii) “Excise Tax Threshold Amount” shall mean an amount equal to (x) three times Executive’s “base amount” within the meaning of section 280G(b)(3) of the Code and the regulations issued thereunder, less (y) $1,000.
7. Restrictive Covenants. To the extent that Executive becomes entitled to benefits under the Severance Plan under the circumstances addressed in this Agreement, Executive shall be subject to all of the terms and conditions thereof, except that the RRCA shall replace Exhibit A to the Severance Plan. The parties agree that, pursuant to the terms of the Severance Plan and the RRCA, the “Restricted Period” for Executive shall begin on the date on which Executive’s employment terminates and shall end on the one-year anniversary of such date.
8. Successors.
     (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and Executive and his heirs, beneficiaries and estate. If Executive should die while any payment, benefit or entitlement is due to him hereunder (including pursuant to the Severance Plan), if Executive has not provided alternate instructions (such as under the terms of a beneficiary designation), such payment, benefit or entitlement shall be paid to his spouse (or if he does not have a surviving spouse, to his estate.
     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Any failure to obtain such an assumption shall immediately entitle Executive to resign for “Good Reason” pursuant to the Severance Plan and any other severance arrangements of the Company in which Executive is a party or in which Executive participates. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9. Executive Acknowledgment. Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.
10. Arbitration. Any controversy between Executive or Executive’s heirs or estate and the Company or any employee of the Company, including but not limited to, those involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of or related to this Agreement, shall be settled by arbitration before a single arbitrator in accordance with the then current commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The location of the arbitration shall be the Borough of Manhattan, City and State of New York. Each party shall bear his or its own expenses, including legal fees in connection with the arbitration, except that the arbitrator shall award attorney’s fees to Executive to the extent that Executive prevails in the arbitration proceeding.
11. Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended to the minimum extent required to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A. If, at the time that Executive incurs a “Separation from Service” (as defined under Section 409A), the Company is a reporting company under the Exchange Act (as defined below), and the Employee is a “specified employee for purposes of Section 409A(a)(2)(B)(i) of the Code, then any payments under this Agreement made on account of such Separation from Service that are subject to Section 409A (after taking into account any exemptions permitted under Section 409A of the Code) and otherwise would have been paid during the period commencing on the date of termination and ending six months after such termination date shall be paid as soon as administratively feasible following the end of such six-month period. To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement or any other plan, policy or agreement (including, without limitation, the Severance Plan) is subject to Section 409A of the Code (after taking into account all exclusions applicable to such payments or benefits under Section 409A of the Code), (i) the amount of such expenses eligible for reimbursement or in-kind benefits to be provided during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; provided, however, that an arrangement for reimbursement of expenses referred to in section 105(b) of the Code shall not be deemed to fail the foregoing requirements solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed thereunder over some or all of the period in which such reimbursement arrangement remains in effect; (ii) reimbursement of any such expense shall be made promptly but in no event later than December 31 of the year next following the calendar year in which such expense is incurred; and (iii) Executive’s right to receive such reimbursements or in-kind benefits shall be not subject to liquidation or exchange for another benefit.
12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.
13. Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby. This Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision has never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the invalid, illegal or unenforceable provision or by its severance herefrom. In place of such invalid, illegal or unenforceable provision, the parties will make a good faith effort to substitute a provision that is valid, legal and enforceable and that is similar in terms and economic effect to such invalid, illegal or unenforceable provision.
14. Miscellaneous.
     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (b) All notices or other communications required or permitted hereunder shall be made in writing. Notice shall be effective on the date of delivery if delivered by hand upon receipt, on the first business day following the date of dispatch if delivered utilizing next day service by a recognized next day courier to the applicable address set forth below, or if mailed, three (3) business days after having been mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the applicable address set forth below. Notice given by facsimile shall be effective upon written confirmation of receipt of the facsimile.
If to Executive:
To the residence address for Executive last shown on the Company’s payroll records.
If to the Company:

Transatlantic Holdings, Inc.
80 Pine Street
New York, NY 10005
Fax: 212-248-0965
Attn: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith.

     (c) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (d) This Agreement may not be modified or amended in a manner adverse to the interests of Executive except by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.
     (e) This Agreement shall be binding on the parties as of the Signing Date in accordance with its terms. Notwithstanding anything to the contrary in any other provision hereof, this Agreement shall become effective as of the Signing Date with respect to this Section 14(e) and Sections 2(a), 2(b)(i), 2(c)(i)-(iv), 3(a)-(d) and 14(g). This Agreement shall terminate only in accordance with the terms of Section 1 above. Termination of this Agreement shall not relieve any party of any obligations that it might have to the other party at the time of the termination of this Agreement in accordance with its terms.
     (f) The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the benefits paid by the Company to the Executive in connection with the transition of Executive, and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving either Agreement. The Agreement (and any other agreement, policy or other document either incorporated by reference or referred to herein) supersede any prior agreements, written or oral, between the Company and Executive concerning the subject matter hereof. The language used in this Agreement has been chosen by the parties hereto to express their mutual intent, and no rule of construction shall be applied against or in favor of either party, and no party shall be deemed the drafter of this Agreement, and the parties all waive any statute, principle or rule of law to the contrary.
     (g) The Company will reimburse Executive, after receipt of documentation thereof, for the fees and expenses of Executive’s legal counsel incurred by Executive in connection with the review and negotiation of this Agreement, up to a maximum of $50,000.
     (h) In the event of any inconsistency between (i) this Agreement and (ii) the Severance Plan or other severance arrangements, the terms of the Severance Plan or other severance arrangements, as applicable, shall control, except to the extent provided in this Agreement. In the event of any inconsistency between (i) this Agreement, including without limitation, the RRCA as set forth in Exhibit A hereto, and (ii) any other plan, program, practice or agreement in which the Executive participates or is a party, this Agreement shall control, except to the extent provided in this Agreement. For the avoidance of doubt, this Agreement shall not constitute an “other agreement or arrangement” within the meaning of the proviso of Section III of the Severance Plan and Executive shall be deemed to be an Eligible Employee for purposes of the Severance Plan.
[signature page follows]

The parties have duly executed this Agreement on the Signing Date.
TRANSATLANTIC HOLDINGS, INC.
The Company

By:	/s/ Gary A. Schwartz	/s/ Robert F. Orlich

	Name: Gary A. Schwartz	Name: Robert F. Orlich
Title: Executive Vice President and General Counsel

EXHIBIT A
TRANSATLANTIC HOLDINGS, INC.
RELEASE AND RESTRICTIVE COVENANT AGREEMENT
     This Release and Restrictive Covenant Agreement (the “Agreement”), dated as of November 20, 2011, is entered into by and between Robert F. Orlich (the “Employee”) and Transatlantic Holdings, Inc., a Delaware Corporation (the “Company”).
     Unless the context otherwise requires, each term defined in the Transatlantic Holdings, Inc. Executive Severance Plan (the “Plan”), as modified by the Transition Agreement between the Employee and the Company to which this Exhibit is attached (the “Transition Agreement”), has the same meaning when used in this Agreement.
I. Termination of Employment
     The Employee’s employment with the Company and each of its subsidiaries and controlled affiliates (collectively “TRH”) terminated on the Resignation Date (as defined in the Transition Agreement) or if his employment is terminated without Cause prior to the Resignation Date, then such earlier date on which his employment was so terminated (the applicable date being hereinafter referred to as the “Termination Date”) and, as of that date, the Employee ceased performing the Employee’s employment duties and responsibilities for TRH. For purposes of this Agreement, the term “controlled affiliates” means an entity of which the Company directly or indirectly owns or controls a majority of the voting shares.
     Notwithstanding the foregoing, Employee shall not be required to resign as a director of the Company and may continue to serve on the Board after the Resignation Date. Any such continued service as a director of the Company shall not have any impact on the Employee’s rights and obligations under the Transition Agreement or this Agreement.
II. Severance
     The Employee shall receive the payments, benefits and entitlements set forth in the Transition Agreement.
III. Other Benefits
     Nothing in this Agreement modifies or affects any of the terms of any benefit plans or programs (including, without limitation, the Company’s right to alter the terms of such plans or programs). No further contributions or employer matching contributions shall be made on behalf of the Employee to any Company 401(k) or other savings or thrift plan after the Termination Date and Employee shall no longer be eligible for coverage under the short-term and long-term disability programs or the Employee Stock Purchase Plan after the Termination Date. The Employee shall not accrue vacation after the Termination Date. Except as set forth in this Agreement, the Transition Agreement and the Plan, there are no other payments or benefits due to the Employee from the Company. The Employee acknowledges and agrees that the Company has made no representations to the Employee as to the applicability of Section 409A of the Internal Revenue Code to any of the payments or benefits provided to the Employee pursuant to the Plan, the Transition Agreement or this Agreement.
IV. Release of Claims
     In partial consideration of the payments and benefits described in Section IV of the Plan and Sections 2(c) and 3 of the Transition Agreement, to which the Employee agrees the Employee is not entitled until and unless he executes this Agreement, the Employee, for and on behalf of the Employee and the Employee’s heirs and assigns, subject to the following two sentences hereof, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Employee ever had, now has or may have against TRH and/or any or all of its shareholders (other than C.V. Starr & Co., Inc. and Starr International Company, Inc.), successors, parents, assigns, directors, officers, partners, members, employees or agents (collectively, the “Releasees”), including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA”), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state and local laws and regulations. By signing this Agreement, the Employee acknowledges that the Employee intends to waive and release any rights known or unknown that the Employee may have against the Releasees under these and any other laws; provided, that the Employee does not waive or release claims with respect to the right to enforce the Employee’s rights (1) under this Agreement, the Plan or the Transition Agreement, (2) as a shareholder of the Company , (3) to any vested benefits or entitlements as of the Termination Date pursuant to any applicable plan, policy, program, arrangement of, or other agreement with, the Company or its controlled affiliates, (4) to be indemnified and/or advanced expenses as provided in the Company’s bylaws, articles of incorporation or, if greater, applicable law and to be covered under directors’ and officers’ liability insurance policies and (5) to obtain contribution as permitted by law in the event of entry of judgment against the Employee as a result of any act or failure to act for which the Employee, on the one hand, and TRH, or any other Releasees, on the other hand, are jointly liable (collectively, the “Unreleased Claims”). In addition, the Employee agrees the Employee waives any claim to reinstatement or re-employment with TRH, the Employee shall not seek or accept employment with TRH after the Termination Date and the Employee agrees not to bring any claim based upon the failure or refusal of TRH to employ the Employee hereafter.
V. Proceedings
     The Employee acknowledges that the Employee has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). The Employee represents that the Employee is not aware of any basis on which such a Proceeding could reasonably be instituted. By signing this Agreement the Employee:

     (a) Acknowledges that the Employee shall not initiate or cause to be initiated on his behalf any Proceeding and shall not participate in any Proceeding, in each case, except as required by law;
     (b) Waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”); and
     (c) Acknowledges that the Employee shall be limiting the availability of certain remedies that the Employee may have against TRH and limiting also the Employee’s ability to pursue certain claims against the Releasees.
     Notwithstanding the above, nothing in this Section V of the Agreement shall prevent the Employee from:
     (x) Initiating or causing to be initiated on his or her behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his or her claims under the ADEA contained in Section IV of this Agreement (but no other portion of such waiver), or
     (y) Initiating or participating in an investigation or proceeding conducted by the EEOC.
VI. Time to Consider
     The payments and benefits payable to the Employee under this Agreement include consideration provided to Employee over and above anything of value to which the Employee already is entitled. The Employee acknowledges that the Employee has been advised that the Employee has 21 days following the Termination Date to consider all the provisions of this Agreement.
     THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY AND HAS BEEN REPRESENTED BY AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW THE EMPLOYEE IS GIVING UP CERTAIN RIGHTS WHICH THE EMPLOYEE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION IV OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND THE EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.
VII. Revocation
     The Employee hereby acknowledges and understands that the Employee shall have seven days from the date of the Employee’s execution of this Agreement to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) by providing written notice of revocation delivered to the General Counsel of the Company no later than 5:00 p.m. on the seventh day after the Employee has signed the Agreement. Neither the Company nor any other person is obligated to provide any benefits to the Employee pursuant to Section IV of the Plan or Sections 2(c) or 3 of the Transition Agreement until eight days have passed since the Employee’s signing of this Agreement without the Employee having revoked this Agreement. If the Employee revokes this Agreement pursuant to this Section, the Employee shall be deemed not to have accepted the terms of this Agreement, and no action shall be required of TRH under any section of this Agreement or under any provision of the Plan or Transition Agreement for which the execution and non-revocation of this Agreement is a prerequisite to the Company’s obligations.
VIII. No Admission
     This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Employee or TRH.
IX. Restrictive Covenants
A. Non-Competition/Non-Solicitation
     The Employee acknowledges and recognizes the highly competitive nature of the businesses of TRH and accordingly agrees as follows:
          1. During the period commencing on the Employee’s Termination Date and ending on the earlier of the (i) the one-year anniversary of such date and (ii) the expiration of the “Severance Period” (as defined in the Plan) (the “Restricted Period”). The Employee shall not, directly or indirectly:
               (a) Engage in any “Competitive Business” (defined below) for the Employee’s own account;
               (b) Enter the employ of, or render any services to, any person engaged in any Competitive Business;
               (c) Acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
               (d) Interfere with business relationships between TRH and customers or suppliers of, or consultants to TRH.
          2. For purposes of this Section IX, a “Competitive Business” means, as of any date, including during the Restricted Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the following activities in any geographical area in which TRH does business:

               (a) The property and casualty insurance business, including commercial insurance, business insurance, personal insurance and specialty insurance;
               (b) The life and accident and health insurance business;
               (c) The underwriting, reinsurance, marketing or sale of (y) any form of insurance of any kind that TRH as of such date does, or proposes to, underwrite, reinsure, market or sell (any such form of insurance, an “TRH Insurance Product”), or (z) any other form of insurance that is marketed or sold in competition with any TRH Insurance Product;
               (d) The investment and financial services business, including retirement services and mutual funds services; or
               (e) Any other business that as of such date is a direct and material competitor of one of TRH’s businesses.
          3. Notwithstanding anything to the contrary in this Agreement, the Employee may directly or indirectly, own, solely as an investment, securities of any person engaged in the business of TRH which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Employee (a) is not a controlling person of, or a member of a group which controls, such person and (b) does not, directly or indirectly, own one percent or more of any class of securities of such person.
          4. During the Restricted Period, the Employee shall not, directly or indirectly, without TRH’s written consent, hire, solicit or encourage to cease to work with TRH, any employee of TRH. Notwithstanding anything to the contrary herein, the following shall not be a violation of this provision: (i) responding to a request from any employee for advice on employment or business matters, so long as in providing such advice, Employee does not solicit the employee of TRH or encourage the employee of TRH to cease to work with TRH, (ii) responding to a request for a reference regarding an employee of TRH, or (iii) a solicitation of an employee of TRH by any organization with which the Employee is affiliated, provided the Employee is not involved, directly or indirectly, in such activity.
          5. The Employee understands that the provisions of this Section IX.A may limit the Employee’s ability to earn a livelihood in a business similar to the business of TRH but the Employee nevertheless agrees and hereby acknowledges that:
               (a) Such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of TRH;
               (b) Such provisions contain reasonable limitations as to time and scope of activity to be restrained;
               (c) Such provisions are not harmful to the general public; and

               (d) Such provisions are not unduly burdensome to the Employee. In consideration of the foregoing and in light of the Employee’s education, skills and abilities, the Employee agrees that he shall not assert that, and it should not be considered that, any provisions of Section IX.A otherwise are void, voidable or unenforceable or should be voided or held unenforceable.
          6. It is expressly understood and agreed that, although the Employee and the Company consider the restrictions contained in this Section IX.A to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section IX.A or elsewhere in this Agreement is an unenforceable restriction against the Employee, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
B. Nondisparagement
     The Employee agrees following the Termination Date not to intentionally make any public statements which are disparaging or derogatory about TRH or its senior officers and directors. TRH agrees not to intentionally make any public statements which are disparaging and derogatory about the Employee and to instruct its senior officers and directors not to make any such intentional public statements regarding the Employee; provided however, this paragraph shall not apply to any statement that is reasonably necessary in order to (a) assert a bona fide claim arising out of the Employee’s employment with TRH, or (b) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding.
C. Code of Conduct
     The Employee agrees to abide by all of the terms of the Company’s Code of Conduct or the Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics that continue to apply after termination of employment.
D. Confidentiality/Company Property
     The Employee acknowledges that the disclosure of this Agreement or any of the terms hereof could prejudice TRH and would be detrimental to TRH’s continuing relationship with its employees. Accordingly, unless and until this Agreement (or the Transition Agreement) is publicly filed, the Employee agrees not to discuss or divulge either the existence or contents of this Agreement or the Transition Agreement to anyone other than the Employee’s immediate family, attorneys or tax advisors or prospective employers (solely to verify the terms of the restrictive covenants), and further agrees to use the Employee’s best efforts to ensure that none of those individuals will reveal its existence or contents to anyone else. The Employee shall not, without the prior written consent of TRH, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below), or any “Personal Information” (as defined below); provided that the Employee may disclose such information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of TRH, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Employee to divulge, disclose or make accessible such information; provided, further, that in the event that the Employee is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, the Employee shall:
          (a) Promptly notify TRH of such order;
          (b) At the written request of TRH, diligently contest such order at the sole expense of TRH; and
          (c) At the written request of TRH, seek to obtain, at the sole expense of TRH, such confidential treatment as may be available under applicable laws for any information disclosed under such order.
     Upon the Termination Date the Employee shall return TRH property, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information; provided that the Employee shall be permitted to retain the information and materials as permitted pursuant to the Transition Agreement. For purposes of this Section IX.D.
     “Confidential Information” shall mean information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other, proprietary and confidential information relating to the business of TRH or customers, that, in any case, is not otherwise available to the public (other than by the Employee’s breach of the terms hereof).
     “Personal Information” shall mean any confidential information concerning the personal, social or business activities of the officers or directors of the Company (other than the Employee).
E. Developments
     Developments shall be the sole and exclusive property of TRH. The Employee agrees to, and hereby does, assign to TRH, without any further consideration, all of the Employee’s right, title and interest throughout the world in and to all Developments. The Employee agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that TRH is the author of such Developments and owns all of the rights comprised in the copyright of such Developments. The Employee hereby assigns to TRH without any further consideration, and at TRH’s sole expense, all of the rights comprised in the copyright and other proprietary rights the Employee may have in any such Development to the extent that it might not be considered a work made for hire. The Employee shall make and maintain adequate and current records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.

     “Developments” shall mean all discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Employee alone or with others, and in any way relating to the business or any proposed business of TRH of which the Employee has been made aware, or the products or services of TRH of which the Employee has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Employee’s employment with TRH.
F. Cooperation
     The Employee agrees following the Termination Date to act in a reasonable fashion in order to cooperate:
          (a) With TRH in connection with any litigation or regulatory matters in which the Employee may have relevant knowledge or information, and
          (b) With all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to TRH of which the Employee may have relevant knowledge or information.
     Except to the extent any cooperation would prejudice or be adverse to the Employee’s legal interests, this cooperation shall include, without limitation, the following:
          (x) To meet and confer, at a time mutually convenient to the Employee and TRH, with TRH’s designated in-house or outside attorneys for trial preparation purposes, including answering questions, explaining factual situations, preparing to testify, or appearing for deposition;
          (y) To appear for trial and give truthful trial testimony without the need to serve a subpoena for such appearance and testimony; and
          (z) To give truthful sworn statements to TRH’s attorneys upon their request and, for purposes of any deposition or trial testimony, to adopt TRH’s attorneys as Employee’s own (provided that there is no conflict of interest that would disqualify the attorneys from representing Employee), and to accept their record instructions at deposition.
     The Company agrees to reimburse Employee for reasonable out-of-pocket expenses necessarily incurred by Employee in connection with the cooperation set forth in this paragraph.
X. Enforcement
     If at any time the Employee materially breaches any of the provisions of this Agreement (including but not limited to Section IX), then (y) no further payments or benefits shall be due to the Employee under this Agreement, the Transition Agreement and/or the Plan and (z) the Employee shall be obligated to repay to TRH, as promptly as possible and in a cash lump sum, the amount of any payments or benefits received under the Transition Agreement or the Plan (other than any amounts received by the Employee under Sections IV.D, E or F of the Plan or Sections 2(b) or 2(c) of the Transition Agreement); provided that the Employee shall in all events be entitled to receive accrued wages and expense reimbursement and accrued but unused vacation pay as set forth in Section IV.A of the Plan.
     The Employee acknowledges and agrees that TRH’s remedies at law for a breach or threatened breach of any of the provisions of Sections IX.A, B, D and E of this Agreement would be inadequate, and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law or under this Agreement, the Transition Agreement or the Plan, TRH, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
XI. General Provisions
A. No Waiver; Severability
     A failure of the Company or any of the Releasees to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding upon the Employee and the Releasees.
B. Governing Law
     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK. THE EMPLOYEE CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS IN NEW YORK.
C. Entire Agreement/Counterparts
     This Agreement and the Transition Agreement (including the agreements and other documents referred to in either the Agreement or the Transition Agreement) constitute the entire understanding and agreement between the Company and the Employee with regard to all matters herein. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing, signed by the parties hereto. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The language used in this Agreement has been chosen by the parties hereto to express their mutual intent, and no rule of construction shall be applied against or in favor of either party, and no party shall be deemed the drafter of this Agreement, and the parties all waive any statute, principle or rule of law to the contrary.
D. Notice
     For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered: (a) personally; (b) by overnight courier service; (c) by facsimile transmission; or (d) by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith; provided that notice of change of address shall be effective only upon receipt. Notices shall be deemed given as follows: (x) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (y) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission; and (z) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.
     If to Executive, to the address as shall most currently appear on the records of the Company.
If to the Company, to:

Transatlantic Holdings, Inc.
80 Pine Street
New York, NY 10005
Fax: 212-248-0965
Attn: General Counsel

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EMPLOYEE
By:	/s/ Robert F. Orlich
	Name:	Robert F. Orlich

TRANSATLANTIC HOLDINGS, INC.
By:	/s/ Gary A. Schwartz
	Name:	Gary A. Schwartz
	Title:	Executive Vice President and General Counsel